UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2026

T1 Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41903	93-3205861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 E 4th St.

Austin, Texas 78702

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 409-599-5706

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TE	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Common Stock at an exercise price for $11.50 per share	TE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As previously announced, on June 2, 2026, T1 Energy Inc. (the “Company”) entered into a definitive agreement to acquire KORE Power, Inc., an established engineering-focused BESS (Battery Energy Storage Systems) and software solutions provider (“KORE”). The purchase enterprise value for the transaction consists of approximately $32 million of equity, cash, and assumption of debt at anticipated closing in the second quarter of 2026, including approximately $9.6 million of closing consideration to be paid in common stock of the Company (subject to certain purchase price adjustments). The transaction also includes a total potential $9.6 million earn-out for fiscal years 2026 and 2027 payable in common stock of the Company, subject to certain performance metrics, plus a potential $5.5 million paid in common stock if a certain receivable has been paid to KORE by the payment date for the 2026 earn-out amount (regardless of if the 2026 earn-out is payable). The closing of the transaction is subject to customary conditions.

The number of shares of common stock to be issued in connection with the closing consideration and any earn-out will be determined based on the volume-weighted average price of the common stock during a 10-trading day observation period commencing prior to the date of issuance of the closing consideration or such earn-out, as applicable. The shares of common stock will be issued in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

T1 Energy Inc.

By:	/s/ Evan Calio
	Name:	Evan Calio
	Title:	Chief Financial Officer

Dated: June 8, 2026

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